The Board of Directors
Checkpoint Systems, Inc.

We consent to the incorporation by reference in the registration statement dated February 20, 1996 on Form S-3 of Checkpoint Systems, Inc. of our report dated February 13, 1996, with respect to the consolidated balance sheet of Actron Group Limited and subsidiaries as of November 30, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the eleven-month period ended November 30, 1995, which report appears in the Form 8-K/A of Checkpoint Systems, Inc. dated February 15, 1996.



KPMG


London, England
February 20, 1996